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                                                                    EXHIBIT 99.2



                                  AMENDMENT TO
                        1994 EMPLOYEE STOCK PURCHASE PLAN

     Pursuant to the duly authorized and executed resolutions of the Board of Directors of Oak Technology, Inc. (the "Company"), Section 2 of the Company's 1994 Employee Stock Purchase Plan is amended as follows:

     2. SHARES OF STOCK SUBJECT TO THE PLAN

          Subject to the provisions of section 12, the maximum number of Common Stock which may be issued on the exercise of options granted under the Plan is 2,300,000 shares of the Company's Common Stock. Any shares subject to an option under the Plan, which option for any reason expires or is terminated unexercised as such shares, shall again be available for issuance on the exercise of other options granted under the Plan. Shares delivered on the exercise of options may, at the election of the Board of Directors of the Company, be authorized but previously unissued Common Stock or Common Stock reacquired by the Company, or both.


Dated: October 23, 2000                Oak Technology, Inc.

                                       By:    /s/ John Edmunds
                                              ----------------------------
                                       Its: Chief Financial Officer